UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 30, 2010

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant’s telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

For Immediate Release July 30, 2010

Robert F. Baronner Jr., President and CEO of Potomac Bancshares, Inc., announced the following unaudited results for the second quarter of 2010.

For the second quarter ended June 30, 2010, Potomac Bancshares, Inc. had earnings of 13 cents per basic and diluted share compared to a loss of 19 cents per share for the quarter ended June 30, 2009. The improvement in performance is largely attributable to a reduction in the loan loss provision. The provision for second quarter of 2010 was $461 thousand compared to $1,560 thousand for the second quarter of 2009, a reduction of some 70%.

This is the third consecutive profitable quarter for Potomac Bancshares as it continues its efforts to work out problem assets. The loan loss reserve of nearly $5.6 million is 2.46% of total loans and covers 180% of non-performing loans. Efforts continue to increase the net interest margin, improve non-interest income, and control overhead expenses. Real estate sales activity, median prices, and inventories in the company’s market have seen some improvement in the last several months. Although the economy in general is by no means “out of the woods” yet, there are encouraging signs internally at the bank and in the local market area.

Potomac Bancshares suspended the dividend in the fourth quarter of 2009 as one of its primary objectives is to maintain the long term health and well capitalized status of the company. The bank’s actual capital and in comparison to regulatory minimum levels are outlined below:

	Actual	Ratio	Minimum Capital Requirement	Ratio
Total Capital (to risk weighted assets)	30,326	13.64%	17,791	8.00%
Tier 1 Capital (to risk weighted assets)	27,512	12.37%	8,895	4.00%
Tier 1 Capital (to average assets)	27,512	8.99%	12,238	4.00%

The company returned to profitability in 2010 and will resume the dividend when there are more concrete signs the economy is on the mend. Baronner commented, “Like many businesses, it is difficult to plan for the future based on the uncertainty of government policy toward business. It is also problematic to assess the economic impact to the banking industry of the financial regulation bill recently signed into law. Therefore, management and the Board of Directors will continue to assess payment of cash dividends on a quarter to quarter basis going forward.”

POTOMAC BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	(Unaudited) June 30 2010	December 31 2009
Assets:
Cash and due from banks	$13 278	$6 620
Interest-bearing deposits in other financial institutions	—	53
Federal funds sold	1 875	5 950
Securities available for sale, at fair value	39 680	34 313
Loans held for sale	—	97
Loans, net of allowance for loan losses of $5,577 and $5,718, respectively	221 460	228 993
Premises and equipment, net	8 485	8 726
Other real estate owned, net of valuation allowance of $258 and $303, respectively	6 647	5 632
Accrued interest receivable	991	952
Federal Home Loan Bank of Pittsburgh stock	805	805
Other assets	10 703	11 048

Total Assets	$303 924	$303 189

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits
Noninterest-bearing	$27 650	$27 953
Interest-bearing	235 427	236 514

Total Deposits	263 077	264 467
Securities sold under agreements to repurchase	7 609	7 340
Federal Home Loan Bank advances	3 307	3 856
Accrued interest payable	393	405
Other liabilities	3 011	1 549

Total Liabilities	$277 397	$277 617

Stockholders’ Equity:
Common stock, $1 per share par value; 5,000,000 shares authorized; 3,671,691 shares issued	$3 672	$3 672
Surplus	3 915	3 898
Undivided profits	22 791	21 931
Accumulated other comprehensive (loss), net	(985)	(1 063)

	$29 393	$28 438
Less cost of shares acquired for the treasury 281,513 shares	2 866	2 866

Total Stockholders’ Equity	$26 527	$25 572

Total Liabilities and Stockholders’ Equity	$303 924	$303 189

See Notes to Consolidated Financial Statements

POTOMAC BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(Unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2010	2009	2010	2009
Interest and Dividend Income:
Interest and fees on loans	$3 269	$3 509	$6 546	$7 031
Interest on securities available for sale - taxable	216	254	412	497
Interest on securities available for sale – nontaxable	49	37	98	71
Interest on federal funds sold	1	1	2	3
Other interest and dividends	4	4	7	13

Total Interest and Dividend Income	$3 539	$3 805	$7 065	$7 615

Interest Expense:
Interest on deposits	$1 023	$1 210	$2 101	$2 503
Interest on securities sold under agreements to repurchase and federal funds purchased	20	38	40	76
Federal Home Loan Bank advances	15	52	61	106

Total Interest Expense	$1 058	$1 300	$2 202	$2 685

Net Interest Income	$2 481	$2 505	$4 863	$4 930

Provision for Loan Losses	461	1 560	771	3 137

Net Interest Income after Provision for Loan Losses	$2 020	$945	$4 092	$1 793

Noninterest Income:
Trust and financial services	$227	$189	$437	$364
Service charges on deposit accounts	478	539	914	1 034
Fee income on secondary market loans	18	56	24	108
Gain (loss) on sale of other real estate	30	(18)	142	36
Visa/MC Fees	178	140	329	267
Cash surrender value of life insurance	59	60	118	118
Other operating income	103	81	181	142

Total Noninterest Income	$1 093	$1 047	$2 145	$2 069

Noninterest Expenses:
Salaries and employee benefits	$1 142	$1 293	$2 402	$2 544
Net occupancy expense of premises	144	141	334	273
Furniture and equipment expenses	227	247	437	467
Impairment loss on CFSI stock	—	—	—	117
FDIC assessment	154	190	274	234
Printing, stationery and supplies	67	45	102	120
ATM and check card expenses	71	89	135	184
Foreclosed property expense	110	539	291	718
Other operating expenses	546	590	995	1 103

Total Noninterest Expenses	$2 461	$3 134	$4 970	$5 760

Income (Loss) before Income Tax Expense (Benefit)	$652	$(1 142)	$1 267	$(1 898)
Income Tax Expense (Benefit)	214	(508)	407	(846)

Net Income (Loss)	$438	$(634)	$860	$(1 052)

Earnings (Loss) Per Share, basic and diluted	$.13	$(.19)	$.25	$(.31)

See Notes to Consolidated Financial Statements.

Potomac Bancshares Inc. is the one bank holding company for Bank of Charles Town, based in Charles Town, West Virginia.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC BANCSHARES, INC.

/s/ Robert F. Baronner, Jr.
Robert F. Baronner, Jr., President and CEO
July 30, 2010

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